                                                                      EXHIBIT 12

                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                  (IN THOUSANDS OF DOLLARS, EXCEPT FOR RATIOS)


                                                               2001         2000         1999         1998        1997
                                                             --------     --------     --------     -------     -------
Loss from continuing operations before income tax benefit    $ (4,979)    $(19,060)    $ (2,403)    $(5,798)    $(5,698)

Add Fixed Charges:
       Interest expense                                        12,763       14,086       11,712       1,649       1,693
       Amortization of financing costs                            571          900          620         113         175
                                                             --------     --------     --------     -------     -------
                        Total income (loss) as defined       $  8,355     $ (4,074)    $  9,929     $(4,036)    $(3,830)
                                                             ========     ========     ========     =======     =======

Fixed Charges:
       Interest expense                                      $ 12,763     $ 14,086     $ 11,712     $ 1,649     $ 1,693
       Capitalized interest                                        --           --          203          59           9
       Amortization of financing costs                            571          900          620         113         175
                                                             --------     --------     --------     -------     -------
                        Total fixed charges                  $ 13,334     $ 14,986     $ 12,535     $ 1,821     $ 1,877
                                                             ========     ========     ========     =======     =======
Ratio of earnings to fixed charges                               0.63        (0.27)        0.79       (2.22)      (2.04)


Additional income required to meet a 1.0 ratio:              $  4,979     $ 19,060     $  2,606     $ 5,857     $ 5,707

                 SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                                  QUARTERS ENDED
                                                         ------------------------------------------------------------------
                                                            6/3/00            9/2/00            12/2/00           3/3/01
                                                         ------------      ------------      ------------      ------------
Operating revenues                                       $ 45,946,753      $ 48,734,129      $ 60,883,230      $ 55,476,371
Gross profit                                             $ 16,689,074      $ 17,661,453      $ 22,094,858      $ 20,854,949
Loss from continuing operations                          $ (1,445,351)     $ (1,022,886)     $   (397,851)     $ (1,346,700)
Extraordinary loss                                       $   (455,238)     $         --      $         --      $         --
Net income (loss)                                        $ (1,900,589)     $ (1,022,886)     $   (397,851)     $ (1,346,700)
Loss from continuing operations per common
     share - basic and diluted                           $      (0.25)     $      (0.18)     $      (0.07)     $      (0.23)




                                                                                  QUARTERS ENDED
                                                         ------------------------------------------------------------------
                                                            6/5/99            9/5/99           12/4/99            3/4/00
                                                         ------------      ------------      ------------      ------------
Operating revenues                                       $ 44,454,722      $ 41,620,043      $ 50,012,578      $ 49,510,853
Gross profit                                             $ 17,748,079      $ 17,443,832      $ 17,754,810      $ 16,626,492
Loss from continuing operations                          $   (408,468)     $ (3,033,793)     $ (7,914,628)     $ (2,877,678)
Income from discontinued restaurant segment              $  1,241,783      $  1,287,338      $    299,246      $         --
Gain on disposal of discontinued restaurant segment      $         --      $         --      $  6,801,726      $         --
Extraordinary loss                                       $         --      $    (52,350)     $         --      $         --
Net income (loss)                                        $    833,315      $ (1,798,805)     $   (813,656)     $ (2,877,678)
Loss from continuing operations per common
     share - basic and diluted                           $      (0.07)     $      (0.52)     $      (1.36)     $      (0.50)